EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-56161, 333-49732, 333-50806, 333-121073, 333-128441, and 333-129774 on Form S-8 of Sempra Energy, of our reports dated June 26, 2006, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan, Twin Oaks Savings Plan, and Mesquite Power, LLC Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Diego, California
June 26, 2006